Exhibit 10.1
------------

PRESS RELEASE


       Magic Software Triples Operating Profits for Third Quarter of 2010

Company reports continued strong growth with 56% year-over-year revenue increase

Or-Yehuda, Israel, November 3, 2010- Magic Software Enterprises Ltd. (NASDAQ:
MGIC), a global provider of application platforms and business and process integration solutions, today announced its financial results for the third quarter ended September 30, 2010. All dollar amounts are quoted in US Dollars.

Financial Highlights for the Third Quarter and Nine-Month periods ended September 30, 2010

o Third quarter revenues increased 66% year-over-year from $13.5 million to $22.4 million , and 4% from the second quarter of 2010;

o Operating income for the third quarter tripled to $2.5 million compared to $0.8 million in the same period last year;

o Operating and net income for the nine-month period of 2010 more than doubled to $6.3 million, compared to $2.5 million and $2.7 million respectively in the same period last year;

o Operating cash flow for the first nine-months of 2010 increased 106% to $8.9 million compared to $ $4.3 million in the same period last year.

Results

For the third quarter ended September 30, 2010, total revenues were $22.4 million, with net income of $2.5 million, or $0.08 per fully diluted share. This compares with revenues of $13.5 million and net income of $0.9 million, or $0.03 per fully diluted share, for the same period last year.

Operating income was $2.5 million, or $0.08 per fully diluted share, for the third quarter of 2010. This compares to operating income of $0.8 million, or $0.03 per fully diluted share, for the same period a year ago.

For the nine-month period ended September 30, 2010, total revenues were $63.6 million, with net income of $6.3 million, or $0.19 per fully diluted share. This compares with revenues of $40.9 million and net income of $2.7 million, or $0.08 per fully diluted share, for the same period last year.

Operating income was $6.3 million, or $0.19 per fully diluted share, for the nine-month period of 2010. This compares to operating income of $2.5 million, or $0.08 per fully diluted share, for the same period a year ago.

Total cash, cash equivalents and short-term investments net of short term bank credit as of September 30, 2010 was $25.7 million.

Management Commentary

Commenting on the results, Guy Bernstein, acting chief executive officer of Magic Software, said: "I am very pleased to report robust growth and continued improvement in all our operations for the third quarter. This has been driven by greater demand for our professional services and improved license sales of our uniPaaS RIA application platform among enterprises and independent software vendors worldwide."

Summary of the Quarter

o New customers and license sales for uniPaaS and iBOLT, particularly in Japan, Netherlands and U.S have increased;

o The number of new partners continued to increase. New partners signed on in the quarter include: Pallas Athena in Netherlands, Admiral Technology, Nexus 451, Forza Consulting and SMB Group in UK, and Relational SA In Greece.

o The Company's Japanese branch reports improved revenues and profitability, which was attributed to migration projects to our flagship uniPaaS RIA application platform.

o The Company executed global customer events in Hungary and Germany and for the first time in Poland.


Non-GAAP Financial Measures

This release includes non-GAAP operating income, net income, basic and diluted earnings per share and other non-GAAP financial measures. These non-GAAP measures exclude the following items:

-     Amortization of purchased intangible assets;
-     In-process research and development capitalization and amortization and;
-     Equity-based compensation expense.

Magic Software's management believes that the presentation of non-GAAP measures provide useful information to investors and management regarding financial and business trends relating to the Company's financial condition and results of operations as well as the net amount of cash generated by its business operations after taking into account capital spending required to maintain or expand the business.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Magic Software believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with Magic Software's results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Magic Software's results of operations in conjunction with the corresponding GAAP measures.

Please refer to the Reconciliation of Selected Financial Metrics from GAAP to Non-GAAP tables below.

                                    -- ## --

About Magic Software

Magic Software Enterprises Ltd. (NASDAQ: MGIC) is a global provider of on-premise and cloud-enabled application platform solutions - including full client, rich internet applications (RIA), mobile or Software-as-a-Service (SaaS) modes - and business and process integration solutions. Magic Software has 13 offices worldwide and a presence in over 50 countries with a global network of ISVs, system integrators, value-added distributors and resellers, as well as consulting and OEM partners. The company's award-winning, code-free solutions give partners and customers the power to leverage existing IT resources, enhance business agility and focus on core business priorities. Magic Software's technological approach, product roadmap and corporate strategy are recognized by leading industry analysts. Magic Software has partnerships with global IT leaders including SAP AG, salesforce.com, IBM and Oracle. For more information visit about Magic Software and its products and services, visit www.magicsoftware.com, and for more about our industry-related news, business issues and trends, read the Magic Software Blog.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product conditions, both here and abroad, release and sales of new products by strategic resellers and customers, and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.


Magic is the trademark of Magic Software Enterprises Ltd. All other trademarks are the trademarks of their respective owners.



Company Contact:

Tania Amar, VP Marketing
Magic Software Enterprises Ltd.
Tel. +972 (0)3 538 9300
ir@magicsoftware.com

MAGIC SOFTWARE ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF INCOME
U.S. dollars in thousands (except per share data)


                                                Three months ended           Nine months ended
                                                  September 30,                September 30,
                                            -------------------------    --------------------------
                                               2010          2009           2010           2009
                                            -----------   -----------    -----------    -----------
                                                    Unaudited                       Unaudited
                                            -------------------------    --------------------------
Revenues                                         22,372        13,504         63,551         40,869
Cost of Revenues                                 13,191         6,625         37,104         19,805
                                            -----------   -----------    -----------    -----------
Gross profit                                      9,181         6,879         26,447         21,064
                                            -----------   -----------    -----------    -----------
Research and development, net                       526           358          1,566            957
Selling, marketing and general and
  administrative expenses                         6,151         5,709         18,555         17,600
Total operating costs and expenses                6,677         6,067         20,121         18,557
                                            -----------   -----------    -----------    -----------
Operating income                                  2,504           812          6,326          2,507
                                            -----------   -----------    -----------    -----------
Financial income (expenses), net                     32           154           (284)           140
Other income (expenses), net                         68           (63)           148            223
                                            -----------   -----------    -----------    -----------
Income before taxes on income                     2,604           903          6,190          2,870
Taxes on income                                      66             1           (102)           167
                                            -----------   -----------    -----------    -----------
Net income                                        2,538           902          6,292          2,703

Net earnings per share attributable to
   Magic Software:
Basic                                              0.08          0.03           0.20           0.08
Diluted                                            0.08          0.03           0.19           0.08

Weighted average number of shares used in computing net earnings per share

      Basic                                      32,056        31,894         31,993         31,894
                                            ===========   ===========    ===========    ===========

      Diluted                                    32,596        32,169         32,485         32,038
                                            ===========   ===========    ===========    ===========

MAGIC SOFTWARE ENTERPRISES LTD.
RECONCILIATION BETWEEN GAAP AND NON-GAAP
STATEMENTS OF INCOME FOR COMPARATIVE PURPOSES
U.S. dollars in thousands (except per share data)


                                                   Three months ended             Nine months ended
                                                      September 30,                  September 30,
                                                --------------------------    --------------------------
                                                   2010           2009           2010            2009
                                                -----------    -----------    -----------    -----------
                                                        Unaudited                      Unaudited
                                                --------------------------    --------------------------

GAAP operating income                                 2,504            812          6,326          2,507
Amortization of capitalized software and
   other intangible assets                              759            950          2,716          2,700
Capitalization of software development                 (783)          (771)        (2,350)        (2,356)
Stock-based compensation                                106             64            165            189
                                                -----------    -----------    -----------    -----------
Total adjustments to GAAP                                82            243            531            533
                                                -----------    -----------    -----------    -----------
Non-GAAP operating income                             2,586          1,055          6,857          3,040
                                                -----------    -----------    -----------    -----------


GAAP net income                                       2,538            902          6,292          2,703
Total adjustments to GAAP as above                       82            243            531            533
                                                -----------    -----------    -----------    -----------
Non-GAAP net income                                   2,620          1,145          6,823          3,236
                                                ===========    ===========    ===========    ===========


Non-GAAP basic net earnings per share                  0.08           0.04           0.21           0.10
                                                ===========    ===========    ===========    ===========
Weighted average number of shares used in
   computing basic net earnings per share            32,056         31,894         31,993         31,894
                                                -----------    -----------    -----------    -----------

Non-GAAP diluted net earnings per share                0.08           0.04           0.21           0.10
                                                ===========    ===========    ===========    ===========
Weighted average number of shares used in
   computing diluted net earnings per share          32,647         32,276         32,533         32,115
                                                -----------    -----------    -----------    -----------

MAGIC SOFTWARE ENTERPRISES LTD.
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

                                                                 September 30,    December 31,
                                                                 -------------   -------------
                                                                     2010            2009
                                                                 -------------   -------------
                                                                  (Unaudited)
                                                                 -------------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                            22,071          24,350
   Short-term bank deposits                                                477          13,838
   Available-for-sale marketable securities                              3,480           3,680
   Trade receivables, net                                               16,987          12,004
   Other accounts receivable and  prepaid expenses                       3,060           3,869
   Current assets of discontinued operation                                 --              27
                                                                 -------------   -------------
Total current Assets                                                    46,075          57,768
                                                                 -------------   -------------

LONG-TERM RECEIVABLES:
   Severance pay fund                                                      319             404
   Other Long-term receivables                                           1,405             749
                                                                 -------------   -------------
Total other long-term receivables                                        1,724           1,153

PROPERTY AND EQUIPMENT, NET                                              1,800           1,762
IDENTIFIABLE INTANGIBLE ASSETS AND GOODWILL, NET                        37,121          26,868
                                                                 -------------   -------------

TOTAL ASSETS                                                            86,720          87,551
                                                                 =============   =============

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
   Short-term credit and current maturities of long term loans             341              43
   Trade payables                                                        2,368           2,662
   Accrued expenses and other accounts payable                          12,439          25,159
   Deferred revenues                                                     3,654           1,569
   Current liabilities of  discontinued operation                           --             314
                                                                 -------------   -------------
Total current liabilities                                               18,802          29,747
                                                                 -------------   -------------

NON CURRENT LIABILITIES:
   Long-term loans                                                           3              10
   Liability due to acquisition activities                               2,965              --
   Accrued severance pay                                                   531             606
                                                                 -------------   -------------
Total non-current Liabilities                                            3,499             616
                                                                 -------------   -------------

EQUITY                                                                  64,419          57,188
                                                                 -------------   -------------

TOTAL LIABILITIES AND EQUITY                                            86,720          87,551
                                                                 =============   =============